UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2005

Commission File Number: 0-23363

AMERICAN DENTAL PARTNERS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	04-3297858
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

American Dental Partners, Inc.

201 Edgewater Drive, Suite 285

Wakefield, Massachusetts 01880

(Address of principal executive offices, including zip code)

(781) 224-0880

(781) 224-4216 (fax)

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 132-4(c) under the Exchange Act

ITEM 1.01 Entry into a Material Definitive Agreement

On April 15, 2005, the Compensation Committee of the Board of Directors of American Dental Partners, Inc. (the “Company”), following consultation with a third-party compensation consultant, finalized the 2005 salaries and bonus targets for each of the executive officers of the Company. The 2005 salaries for the Chief Executive Officer, the four other most highly compensated executive officers (determined as of December 31, 2004) and those executive officers who have an employment agreement with the Company are as follows:

Officer	Office(s)	2005 Salary
Gregory A. Serrao	Chairman, President and Chief Executive Officer	$425,000
Michael J. Vaughan	Executive Vice President, Chief Operating Officer	$270,000
Breht T. Feigh	Executive Vice President, Chief Financial Officer and Treasurer	$255,000
Dr. Frank J. D’Allaird	Senior Vice President, Regional Operations	$203,700
Paul F. Gill	Senior Vice President, Regional Operations	$210,120
Dr. Jesley C. Ruff	Senior Vice President, Chief Professional Officer	$190,000

The following is a description of the Company’s Executive Bonus Plan (the “Bonus Plan”) provided pursuant to Paragraph 10 (iii) of Item 601 of Regulation S-K, which requires a written description of a compensatory plan when no formal document contains the compensation information. The purpose of the Company’s Bonus Plan is to promote the interests of the Company’s stockholders by providing key employees with financial rewards upon achievement of specified business objectives, as well as to assist the Company in attracting and retaining key employees by providing attractive compensation opportunities linked to performance results. The Company’s executive officers, including the Chief Executive Officer, are eligible to participate in the Bonus Plan.

Bonuses payable under the Bonus Plan are determined by the Compensation Committee.

The Compensation Committee of the Board of Directors has determined that all or part of the 2005 bonus for each executive officer of the Company under the Bonus Plan will be tied to achievement of a target based upon earnings from operations (“EFO”) of the Company, compared to the Company’s annual operating plan for 2005 (the “2005 Plan”), with the EFO targets for some executive officers based upon total Company performance and the EFO targets for other executive officers based upon the performance of specific business units of the Company. For each executive officer who does not have his entire bonus tied to achievement of an EFO target, the balance of the bonus will be based upon achievement of one or more annual individual performance objectives (“APOs”). Bonuses are earned only if the applicable EFO target or APOs are achieved. However, the Committee may consider other factors in awarding bonuses and may, in its discretion, award as a discretionary bonus a portion of any bonus amount that is not earned based upon achievement of the applicable EFO target or APO.

The specific bonus parameters for the executive officers are as follows:

With respect to the Chief Executive Officer, the potential bonus is equal to 80% of base salary. The entire bonus is earned if the Company achieves 2005 Plan EFO. With respect to the Chief Operating Officer, the potential bonus is equal to 100% of base salary, and 75% of the bonus is earned if the Company achieves 2005 Plan EFO. An additional 5% of base salary is earned for each percentage point by which actual EFO exceeds 2005 Plan EFO, up to the maximum of 100% of base salary. With respect to the Chief Financial Officer, the potential bonus is equal to 80% of base salary. One half of the bonus is earned if the Company achieves 2005 Plan EFO. The other half of the bonus is earned based upon achievement of APOs established by the Chief Executive Officer.

For the remaining executive officers, the bonuses are capped as a certain percentage of the individual’s salary. The percentages vary depending upon the individuals’ respective positions within the Company, with 40% of base salary being the highest percentage of salary for computation of the bonus for any of the remaining executive officers. These bonuses are earned based on the performance measurements outlined in the following two paragraphs.

For executive officers who have management oversight responsibility for specific business units of the Company, the amount of each officer’s bonus is determined by the EFO for the business units of the Company for which that officer is responsible. If EFO for those operations equals or exceeds 2005 Plan, 100% of the bonus is earned. A sliding scale is used for EFO achievement equal to or greater than 90% of 2005 Plan, and no bonus is earned if EFO achievement is less than 90% of 2005 Plan.

For the other executive officers who do not have management oversight responsibility for specific business units of the Company, one half of the bonus for each of these officers is earned if the Company achieves 2005 Plan EFO. The other half of the bonus is earned based upon the officer’s achievement of APOs established by the Chief Executive Officer, the Chief Operating Officer or the Chief Financial Officer.

ITEM 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1	Written description of the Company’s Executive Bonus Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN DENTAL PARTNERS, INC.

April 20, 2005	/s/ Breht T. Feigh
Breht T. Feigh
Executive Vice President,
Chief Financial Officer and Treasurer
(principal financial officer)